Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Approaches One Million Cases Sold

Improvement represents an increase 71% over the same period in 2009

Press Release Source: Skinny Nutritional Corp. On Tuesday April 19, 2011

BALA CYNWYD, PA -- (Marketwire - 04/19/11) - SKINNY NUTRITIONAL CORP. (OTC.BB.SKNY – NEWS), today announced net revenues of $6,927,108 (net of slotting fees of $349,490 and billbacks of $1,129,007) for the year ended December 31, 2010.  This represents an increase of $2,781,042 or 67% over revenues of $4,146,066 for the year ended December 31, 2009.  The Company sold approximately 990,000 cases of Skinny Water® for the year ended December 31, 2010 compared to approximately 580,000 cases for the same period in 2009, an increase of 71%, (1 case = twelve 16 ounce bottles).

These increases are primarily due to the introduction of Skinny Water Sport®, the upgrade of our distribution network in certain territories and the influence of new distributors and new chain authorizations.  Skinny Water is now sold through 47 distributors across the United States.

During 2010, we obtained a significant chain authorization, with Safeway, which has approximately 1,100 stores in 12 states.  At December 31, 2010, through our account authorizations with retailers, our management believes that Skinny products have been authorized for sale with retail accounts which aggregate approximately 7,100 chain stores, including convenience stores, supermarkets, drug stores and club stores. During the second quarter of 2011, Skinny Water will begin to be available through a national pharmacy chain which is expected to significantly increase our availability in markets throughout the country.

Net loss for the year ended December 31, 2010 was $6,914,269 compared to $7,305,831 for the same period in 2009.  The 2010 net loss included non-cash expenses of $2,379,425 attributable to stock based compensation expense for employee options and warrants in addition to stock issued for services.  This non-cash expense was $3,184,097 for 2009.

“Skinny Nutritional Corp. reached almost the one million case mile-stone in 2010 as it expanded throughout the United States”, stated Michael Salaman, Chief Executive Officer and Chairman of the Board.  We continue to implement our business plan of building out a national distribution network while continuing to increase the number of authorized chain accounts.  We introduced our sport line and our 12 pack variety pack during 2010, both of which we believe have been received favorably.  In 2011, we are targeting completing our Southern California distributor network as well as further developing our Midwest network and the Florida and Southeast markets.  Our further goals for 2011 are to continue to evaluate our cost of goods to seek further reductions and further increase our gross profit margins.  In 2010 we increased our gross profit percentage to approximately 26% from approximately 15% in 2009.    We intend to continue our efforts to control our selling, marketing and administrative expenses as part of our overall cost containment measures.    We are continuing our efforts to build value around our Skinny Water brand, and today have numerous trademarks in the healthy beverage and snack food categories.”

The Skinny Water® lineup features eight great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Lemonade Passionfruit (Total-V), Orange Cranberry Tangerine (Wake Up) and as part of its ‘Sport’ Line: Blue Raspberry (Fit), Pink Berry Citrus (Power), Kiwi Lime (Active) and Goji Black Cherry (Shape).  Every bottle of Skinny Water® has key electrolytes, antioxidants and vitamins and has zero calories, zero sugar, zero carbs, zero sodium and no preservatives, with all natural colors and flavors.

About Skinny Nutritional Corp.
Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants and vitamins. Skinny Water comes in eight great-tasting flavors that include Acai Grape Blueberry, Raspberry Pomegranate, Lemonade Passionfruit, Orange Cranberry Tangerine, Blue Raspberry, Pink Berry Citrus, Kiwi Lime and Goji Black Cherry. For more information, visit www.SkinnyWater.com.

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.